UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 15, 2017

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Throckmorton Street, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 817-761-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On June 15, 2017, KMG Chemicals, Inc. (the “Company”) entered into a new credit agreement (the “Credit Agreement”), by and among the Company, KeyBank National Association, as agent, KeyBanc Capital Markets Inc., HSBC Securities (USA) Inc., and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners and ING Capital LLC, as documentation agent. The Credit Agreement provides for (i) a seven year syndicated senior secured term loan of $550 million and (ii) a five year senior secured revolving credit facility of $50 million.

The Credit Agreement and related loan documents replace the Company’s prior second amended and restated credit agreement with Wells Fargo Bank, National Association, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A. (the “Prior Credit Facility”). The Prior Credit Facility, and all commitments thereunder, were terminated effective June 15, 2017.

The proceeds from the term loan under the Credit Agreement was used to finance the acquisition of Flowchem Holdings LLC (“Flowchem”), pay the costs and expenses related to the acquisition, and to repay in full the $31 million outstanding indebtedness under the Prior Credit Facility. At the closing of the Credit Agreement on June 15, 2017, the Company had $550 million borrowed under the new facility. The Company did not draw upon the revolving credit facility at the closing.

The term loan under the Credit Agreement bears interest at a varying rate of LIBOR plus a margin based on net funded debt to adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), as described in the table below.

Ratio of Net Funded Debt to Adjusted EBITDA	Margin
Greater than 4.25 to 1.0	4.25%
Less than or equal to 4.25 to 1.0	4.00%

Revolving loans under the Credit Agreement bear interest at a varying rate of LIBOR plus a margin based on net funded debt to adjusted EBITDA, as described in the table below.

Ratio of Net Funded Debt to Adjusted EBITDA	Margin
Greater than 4.25 to 1.0	3.50%
Greater than 3.75 to 1.0, but less than or equal to 4.25 to 1.0	3.25%
Less than 3.75 to 1.0	3.00%

We also incur an unused commitment fee on the unused amount of commitments under the revolving loan facility of 0.50%.

Loans under the Credit Agreement are secured by the Company’s assets, including stock in subsidiaries, inventory, accounts receivable, equipment, intangible assets, and real property. The Credit Agreement includes a covenant that the Company must maintain a consolidated net leverage ratio of 6.50 to 1.0 through the fiscal quarter ended April 30, 2018, which ratio is reduced each year thereafter by an amount set forth in the Credit Agreement, until the twelve months ended April 30, 2022, following which the Company must maintain a consolidated net leverage ratio of 4.00 to 1.0. A copy of the Credit Agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02Termination of a Material Definitive Agreement.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01Completion of Acquisition or Disposition of Assets.

On June 15, 2017, the Company completed the acquisition of Flowchem pursuant to the terms of a previously announced Purchase Agreement and Plan of Merger (the “Purchase Agreement”) among the Company, KMG FC, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), Flowchem, Arsenal Capital Partners III-B, LP (“Blocker Seller”) and ACP Flowchem LLC in its capacity as the representative. At the closing, Merger Sub merged into Flowchem, with Flowchem surviving as a wholly owned subsidiary of the Company. The Company also acquired all of the outstanding shares of capital stock of ACP‑Flowchem Blocker Inc. from Blocker Seller.

Flowchem is the parent company of Flowchem LLC, a global provider of drag reducing agents, related support services and equipment to midstream crude oil and refined fuel pipeline operators. The consideration paid to the former owners of Flowchem was $495 million, including net working capital of approximately $15.5 million. The purchase price is subject to adjustment following closing for reconciliation of net working capital.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01Regulation FD Disclosure.

On June 15, 2017, the Company issued a press release announcing the completion of the acquisition of Flowchem and entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

To the extent required by this item, the financial statements of the acquired business will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro forma financial information.

To the extent required by this item, the unaudited pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

10.1

Credit Agreement, dated as of June 15, 2017, by and among KMG Chemicals, Inc., as the Borrower, the Lenders referred to therein, as Lenders, KeyBank National Association, as Agent, Swingline Lender and Issuing Lender, KeyBanc Capital Markets Inc., HSBC Securities (USA) Inc., and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, and ING Capital LLC, as Documentation Agent.

99.1	Press Release, dated June 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Roger C. Jackson	Date: June 15, 2017
Roger C. Jackson,
Vice President, General Counsel and Secretary